Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 19, 2026 (the “Signing Date”) and effective as of the Start Date (as defined below), by and between Acadia Management Company, LLC, a Delaware limited liability company (the “Company”), and Debra K. Osteen (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by and render services to the Company and its respective affiliates, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment; Employment Period. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning January 20, 2026 (the “Start Date”) and ending on the date on which Executive’s employment is terminated pursuant to Section 4 hereof (the “Employment Period”). During the Employment Period, Executive’s principal place of employment will be in Franklin, Tennessee, it being understood, however, that Executive may travel to and between Executive’s residences outside Tennessee and may perform Executive’s duties from those locations during such travel; provided, that Executive may be required to travel from time to time on Company business during the Employment Period.

2.    Position and Duties.

(a)    Position; Responsibilities. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and Acadia Healthcare Company, Inc., a Delaware corporation (“Acadia”) and shall have the normal duties, responsibilities, functions and authority of a chief executive officer, subject to the power and authority of the board of directors of Acadia (the “Board”), to expand or limit such duties, responsibilities, functions and authority within the scope of duties, responsibilities, functions and authority associated with the position of Chief Executive Officer and to overrule actions of officers of the Company consistent with the Company’s Bylaws. In addition, Acadia shall cause the nominating and corporate governance committee of the Board (the “Nominating Committee”) to (i) on or as soon as administratively practicable following the Start Date, nominate Executive to be appointed as a member of the Board, and (ii) renominate Executive to continue to serve as a member of the Board for each year during the remainder of the Employment Period that Executive’s term of Board service is to be slated for reelection to the Board, subject to Executive’s continued employment with the Company through the date of expiration of such term of Board service. If Acadia’s stockholders vote in favor of the Nominating Committee’s nomination or renomination, as applicable, of Executive to serve as a member of the Board, Executive agrees to serve in such capacity.

(b)    Reporting; Performance of Duties. Executive shall report to the Board and all employees of Acadia and its Subsidiaries shall report to Executive or her designee(s). Executive shall devote substantially all of Executive’s business time and attention (except for permitted vacation periods and periods of illness or other incapacity, in each case, taken in accordance with the terms of applicable policies and benefit plans of the Company) to the business and affairs of Acadia and the Subsidiaries. So long as Executive is employed by the Company, Executive shall not, without the prior written consent or approval of the Board, perform other services for compensation. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board (not to be unreasonably withheld), as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of for-profit companies or businesses which are not directly competitive with the Company or any Subsidiary (provided that the prior written consent of the Board shall not be required for Executive to serve as a member of the boards of directors or advisory boards (or their equivalents) of the companies listed on Exhibit A) or (ii) engaging in charitable activities and community affairs (including serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of not-for-profit, charitable or community organizations which are not directly competitive with the Company or any Subsidiary), and (iii) managing Executive’s personal and legal affairs and her passive personal investments; provided, however, the activities set out in clauses (i) and (ii) above shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. For the avoidance of doubt, so long as Executive is employed by the Company, Executive shall not provide any services to any company or business that is directly competitive with Acadia or the Subsidiaries (whether for-profit or not-for-profit) without the prior written consent of the Board.

3.    Compensation and Benefits.

(a)    Base Salary. During the Employment Period, Executive’s base salary shall be $1,061,000 per annum, subject to increase by the Board or Acadia’s Compensation Committee (the “Compensation Committee”) in its sole discretion on an annual basis (as increased from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). The Base Salary for any partial year during the Employment Period will be based upon the actual number of days elapsed in such year.

(b)    Bonus. In addition to the Base Salary, during each calendar year commencing during the Employment Period beginning with the year ending December 31, 2026, Executive will be eligible to earn a target annual cash bonus of 125% of the Base Salary and up to a maximum cash bonus equal to two (2) times the target annual cash bonus for such year, if and only if Executive, Acadia and the Subsidiaries achieve the performance criteria specified by the Board or the Compensation Committee for such year, as determined by the Board or the Compensation Committee in its sole discretion. The performance criteria for any particular year shall be set by the Board or the Compensation Committee no later than ninety (90) days after the commencement of the relevant year.  Unless otherwise agreed to by Executive, any such bonus amount for any year shall be earned (if awarded) on the last day of such year and paid by the Company in the calendar year following the calendar year to which such bonus has been earned and no later than the earlier of (x) the date that is ten (10) business days after the Company’s receipt of its audited financial statements for the calendar year with respect to which such bonus has been earned and (y) December 31 of the calendar year following such year with respect to which such bonus has been earned. Notwithstanding the foregoing, Executive shall be eligible to receive a discretionary, pro rata annual cash bonus for the portion of the 2026 calendar year that Executive is employed by the Company hereunder.

(c)    Long-Term Incentive Compensation. Upon the Start Date, subject to Board approval, Acadia will grant Executive a stock option award under Acadia’s Amended and Restated Incentive Compensation Plan (the “Award”) pursuant to the award agreement attached hereto as Exhibit B (the “Award Agreement”).

(d)    Business Expenses. During the Employment Period, the Company shall reimburse Executive bi-weekly in accordance with the Company’s customary payroll practices for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, lodging, meals, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Without limiting the foregoing, the Company acknowledges that Executive has a home in Palm Coast, Florida, to which Executive will regularly travel during the Employment Period. Accordingly, for up to one trip per calendar month during the first six (6) months of the Employment Period, Executive shall be entitled to reimbursement for round-trip first-class air travel between the Company’s principal location in Franklin, Tennessee, and Executive’s home in Palm Coast, Florida.

(e)    Benefits. In addition to (but without duplication of) the Base Salary and any bonuses payable to Executive pursuant to this Section 3, Executive shall be entitled to participate at Executive’s sole discretion in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible.

(f)    Counsel Fees. Upon presentation of appropriate documentation, the Company shall pay Executive’s reasonable counsel fees incurred by Executive in connection with the negotiation and documentation of this Agreement, and matters related thereto, in an amount up to $25,000, payable by the Company directly to Foley & Lardner LLP within thirty (30) calendar days following the Company’s receipt of such documentation.

(g)    Private Security. During the Employment Period, Executive may reasonably request, from time-to-time, private security detail or certain additional reasonable security measures if Executive and the Chairman agree in good faith that such security is necessary, and the Company shall, at its sole cost, provide such security detail and/or other security measures.

4.    Termination.

(a)    Termination. The Employment Period shall terminate automatically and immediately upon Executive’s resignation for any reason (whether with Good Reason or without Good Reason), Executive’s death or becoming Disabled, or upon the termination of Executive’s employment by the Company (through action by the Board) for any reason (whether for Cause or without Cause). The date on which Executive ceases to be employed by the Company is referred to herein as the “Termination Date.” Upon termination of the Employment Period for any reason or no reason, Executive will be deemed to have automatically resigned from all positions that Executive holds with the Company, Acadia or any of the Subsidiaries, including, without limitation, as a member of the Board or as an officer, director or fiduciary of the Company, Acadia or any of the Subsidiaries, and Executive hereby agrees that Executive shall take all actions reasonably requested by Acadia to give effect to the foregoing.

(b)    Termination without Cause or with Good Reason. If the Employment Period is terminated by the Company without Cause or by Executive with Good Reason, then Executive shall be entitled to receive:

(i)    Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a), or such earlier date required by law), any earned but unpaid cash bonus with respect to a completed performance period (payable at the same time that such bonuses are generally paid to other senior executive employees of the Company), payment in respect of any unused paid time off and sick pay of Executive in such amounts as have accrued as of the Termination Date in accordance with the Company’s policies with respect thereto as in effect during the Employment Period, reimbursement of any business expenses incurred by Executive but not reimbursed prior to the Termination Date in accordance with and reimbursable under the terms of the Company’s policies with respect thereto as in effect on the Termination Date (in each case, payable in a lump sum within ten (10) business days after the Termination Date), and all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company (the payments under this Section 4(b)(i), collectively, the “Accrued Benefits”);

(ii)    an amount equal to the actual annual cash bonus amount to which Executive would be entitled under Section 3(b) with respect to the calendar year in which the Termination Date occurs, determined based on achievement of the performance objectives specified in Executive’s bonus plan for such year, as determined by the Board or the Compensation Committee in its sole discretion, which amount shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(b)); and

(iii)    an amount equal to the cost of the premiums for continued health, dental and vision insurance for Executive and/or Executive’s dependents in accordance with the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for the period commencing on the Termination Date and ending on the eighteenth (18th)-month anniversary of the Termination Date (payable in monthly installments during and concurrently with Executive’s COBRA period).

Notwithstanding the foregoing, Executive shall not be entitled to receive the benefits provided for in Sections 4(b)(ii) and 4(b)(iii) above unless and until Executive signs and delivers and does not revoke the General Release substantially in the form attached hereto as Exhibit C; and provided further that Executive has not breached any of the provisions of Sections 5, 6 and 7 hereof.

(c)    Other Termination. If the Employment Period is terminated other than by the Company without Cause or by Executive with Good Reason, Executive shall be entitled to receive only the Accrued Benefits.

(d)    Continuation of Benefits. Upon any termination of employment, whether voluntary or otherwise, if Executive’s remains under the Company’s COBRA continuation coverage until the end of the eighteen (18)-month COBRA continuation period, then Executive shall have the option to elect further continued health insurance coverage for Executive, Executive’s spouse and Executive’s eligible dependents during the period commencing on the end of the statutory COBRA period until the earliest of the date on which Executive (i) is eligible to participate in another health benefit plan (including, without limitation, a plan sponsored by a then current or former employer of Executive’s or Executive’s spouse, other than a plan that provides for “excepted benefits” as defined under section 733(c) of the Employee Retirement Income Security Act of 1974) or (ii) becomes eligible for Medicare. Such coverage will be provided for by the Company (or any successor to the Company, whether by operation of law or otherwise) in accordance with applicable law, and Executive shall pay premiums consistent with other senior executive employees of the Company (or any successor to the Company, whether by operation of law or otherwise). Executive agrees to take all required actions and provide any requested personal medical history and information, in accordance with the applicable policy application and medical underwriting process. Nothing in this Section 4(d) shall decrease or reduce Executive’s rights or entitlements under Section 4(b)(iii).

(e)    Long-Term Incentive Compensation. Upon any termination of employment, the terms of the Award Agreement shall govern the treatment of the Award.

(f)    No Mitigation. Executive is under no obligation to mitigate damages or the amount of any payment provided for under this Section 4 by seeking other employment or otherwise.

(g)    Right of Offset. The Company may offset any bona fide obligations that Executive owes Acadia or any of the Subsidiaries (which for the avoidance of doubt shall not include any unliquidated obligations or obligations to the extent Executive disputes in good faith the nature or amount thereof) against any amounts the Company or any of the Subsidiaries owes Executive hereunder; provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code Section 409A.

(h)    Section 409A Compliance.

(i)    The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from or in compliance therewith. In no event whatsoever shall Acadia or any of the Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.”

(iii)    All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(iv)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within fifteen (15) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)    Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (a) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (b) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition, if Executive is a “specified employee,” to the extent that welfare benefits to be provided to Executive pursuant to this Agreement are not “disability pay,” “death benefit” plans or non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) or other benefits not considered nonqualified deferred compensation within the meaning of that regulation, such provision of benefits shall be delayed until the end of the Delay Period. Notwithstanding the foregoing, to the extent that the previous sentence applies to the provision of any ongoing health or welfare benefits that would not be required to be delayed if the premiums were paid by Executive, Executive shall pay the full cost of the premiums for such benefits during the Delay Period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the end of the Delay Period.

5.    Confidential Information.

(a)    Protection of Confidential Information. Executive acknowledges that the continued success of Acadia depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted broadly to include, without limitation, all information that is (i) related to Acadia’s (including any of its predecessors’ prior to being acquired by Acadia) current or potential business and (ii) is not generally or publicly known (including, without specific limitation, the information, observations and data concerning (A) acquisition opportunities in or reasonably related to Acadia’s business or industry, (B) identities and requirements of, contractual arrangements with and other information regarding Acadia’s employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payors, providers or other business relations and their confidential information, including, without limitation, patient records, medical histories and other information concerning patients (including, without limitation, all “Protected Health Information” within the meaning of the Health Insurance Portability and Accountability Act), and (C) internal business information and intellectual property of every kind and description of Acadia and the Subsidiaries). Executive agrees that during the Employment Period and at any time thereafter, to the fullest extent permitted by law and subject to the limitations set forth herein (including in Section 5(d) with respect to protected whistleblower activity), Executive shall not disclose to any unauthorized person or use for Executive’s own account any of such Confidential Information, whether or not developed by Executive, without the Board’s prior written consent, unless and to the extent that any Confidential Information (1) was known to Executive prior to the negotiation of this Agreement or the Employment Period from a source (other than Acadia, the Subsidiaries or any of their respective agents) that, to the knowledge of Executive, was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Acadia, (2) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (3) is required to be disclosed pursuant to any applicable law or court order.

(b)    Use of Others’ Confidential Information. During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality. If at any time during Executive’s employment with the Company, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, then Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c)    Third-Party Information. Executive understands that Acadia will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Acadia’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a), Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Acadia who need to know such information in connection with their work for Acadia) or use, except in connection with Executive’s work for Acadia, Third-Party Information unless expressly authorized by the Board in writing.

(d)    Whistleblower Protection; Permitted Disclosures. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (iii) accepting any U.S. Securities and Exchange Commission Awards, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Acadia policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of Acadia to make any such reports or disclosures and Executive will not be required to notify Acadia that such reports or disclosures have been made. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of Acadia that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by Acadia for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

6.    Ownership of Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Acadia’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, contributed to, made or reduced to practice by Executive (whether alone or jointly with others) while employed by the Company after the date of this Agreement, including any of the foregoing that constitutes any proprietary information or records (“Work Product”), belong to Acadia. Any copyrightable work prepared in whole or in part by Executive in the course of Executive’s work for Acadia shall be deemed a “work made for hire” to the maximum extent permitted under copyright laws, and Acadia shall own all rights therein. To the extent any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Acadia all right, title and interest, including, without limitation, copyright, in and to such copyrightable work. Executive shall promptly disclose such Work Product to the Board and, at Acadia’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership by Acadia (including, without limitation, execution and delivery of assignments, consents, powers of attorney and other instruments). In accordance with certain state laws, Executive is hereby advised that the foregoing assignment does not apply to any Work Product for which no equipment, supplies, facilities or trade secret information of Acadia was used and that was developed entirely on Executive’s own time, unless (a) the Work Product relates to the business or actual or demonstrably anticipated research or development of Acadia, or (b) the Work Product results from any work performed by Executive for Acadia.

7.    Non-Compete; Non-Solicit.

(a)    Non-Compete. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that, during the course of Executive’s employment with the Company, Executive has and shall become familiar with Acadia’s trade secrets and with other Confidential Information concerning Acadia and that Executive’s services have been and shall be of special, unique and extraordinary value to Acadia, and, therefore, Executive agrees that, during the Employment Period and for a period thereafter of twelve (12) months (the “Noncompete Period”), Executive shall not actually or attempt to, without the prior written authorization of the Board, (i) directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that derives at least 25% of its gross revenue from the business of providing behavioral healthcare and/or related services, or (ii) directly or indirectly manage, control, participate in, consult with or render services specifically with respect to any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services (provided that, this clause (ii) shall not be construed to prohibit Executive from directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business activities with or for such business generally and, for the avoidance of doubt, not specifically with respect to such unit, division, segment or subsidiary), in each case, within any geographical area in which Acadia engage in such businesses; provided that Executive shall not be subject to the restrictions set forth in this Section 7(a) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)    Non-Solicit. During the Employment Period and for a period thereafter of twelve (12) months (the “Nonsolicit Period”), Executive shall not directly or indirectly through another Person (other than on behalf of Acadia), without the prior written authorization of the Board, (i) induce or attempt to induce any employee or independent contractor of Acadia to leave the employ or services of Acadia, or in any way willfully interfere with the relationship between Acadia and any employee or independent contractor thereof, (ii) hire or seek any business affiliation with any person who was an employee or independent contractor of Acadia at any time during the twelve (12) months prior to the Termination Date, (iii) willfully induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Acadia to cease doing business with Acadia, or (iv) willfully interfere with the relationship between any such customer, supplier, licensor or other business relation and Acadia; provided that Executive shall not be subject to the restrictions set forth in this Section 7(b) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive.

(c)    Non-Disparagement. Without limiting any other obligation of Executive pursuant to this Agreement, Executive hereby covenants and agrees that, except as may be required by applicable law, and except with respect to Executive’s attorneys, accountants, and spouse, Executive shall not make any statement, written or verbal, in any forum or media, or take any other action that is intended to or does materially disparage Acadia or any of its Subsidiaries, during the Employment Period and for a period of two (2) years thereafter (the “Non-Disparagement Period”). Without limiting any other obligation of Acadia and the Subsidiaries pursuant to this Agreement, Acadia hereby covenants and agrees that, except as may be required by applicable law, Acadia shall direct its executive officers and members of the Board not to make, any statement, written or verbal, in any forum or media, or take any other action that is intended to or does materially disparage Executive, during the Employment Period and the Non-Disparagement Period. This Section 7(c) will not be violated by (i) truthful statements required to be made by law or legal process, or (ii) internal statements in connection with providing services to Acadia and the Subsidiaries.

(d)    Blue-Pencil. If, at the time of enforcement of Section 5 or 6 or this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Executive hereby acknowledges and represents that Executive has either consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that Executive fully understands the terms and conditions contained herein.

(e)    Additional Acknowledgments. Executive acknowledges that the provisions of Sections 5 and 6 and this Section 7 are in consideration of Executive’s employment with the Company and other good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 5 and 6 and this Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of Acadia will be conducted throughout the United States and its territories and beyond, (y) notwithstanding the state of organization or principal office of Acadia, or any of its executives or employees (including Executive), it is expected that Acadia will have business activities and have valuable business relationships within its industry throughout the United States and its territories and beyond, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where Acadia conducts business during the Employment Period in furtherance of Acadia’s business relationships. Executive agrees and acknowledges that the potential harm to Acadia of the non-enforcement of any provision of Sections 5 and 6 and this Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and either consulted with legal counsel of Executive’s choosing regarding its contents or knowingly and voluntarily waived the opportunity to do so, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Acadia and the Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical area. For purposes of Sections 5 and 6 and this Section 7, references to “Acadia” include references to Acadia and the Subsidiaries (including, without limitation, the Company).

(f)    Specific Performance. In the event of the breach or a threatened breach by Executive of any of the provisions of Section 5 or 6 or this Section 7, Acadia would suffer irreparable harm and that money damages would not be a sufficient remedy and, in addition and supplementary to other rights and remedies existing in its favor whether under this Agreement or under any other agreement, Acadia shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period or the Nonsolicit Period, as applicable, shall be tolled until such breach or violation has been duly cured.

8.    Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) except as previously disclosed to the Company in writing (a copy of each such agreement having been provided to the Company prior to the Signing Date or being publicly available on EDGAR as of the Signing Date), Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity other than Acadia, (c) except as previously disclosed to the Company in writing, Executive took nothing with Executive which belonged to any former employer when Executive left Executive’s prior position and Executive has nothing that contains any information which belongs to any former employer, in either case which would reasonably be likely to result in any liability to Acadia or any Subsidiary, and (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has either consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that Executive fully understands the terms and conditions contained herein.

9.    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to Acadia or any of the Subsidiaries or any of their customers, suppliers or other business relations, (ii) willful conduct outside the scope of Executive’s duties and responsibilities under this Agreement that causes Acadia or any of the Subsidiaries substantial public disgrace or disrepute or economic harm, (iii) repeated failure to perform duties consistent with this Agreement as reasonably directed by the Board which, for the avoidance of doubt, shall not include any failure by Executive to implement or achieve performance objectives relating to the annual bonus plan or to achieve the performance targets set forth in the Award Agreement, (iv) any willful act or knowing omission aiding or abetting a competitor of Acadia or any of the Subsidiaries to the disadvantage or detriment of Acadia and the Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to Acadia or any of the Subsidiaries, (vi) an administrative or other proceeding results in the suspension or debarment of Executive from participation in any contracts with, or programs of, the United States or any of the fifty states or any agency or department thereof or any finding of a governmental agency that Executive personally has engaged in misconduct in connection with her employment by the Company, (vii) any other material breach by Executive of this Agreement or any other agreement between Executive and Acadia or any of the Subsidiaries (which, for the avoidance of doubt, shall not include any failure by Executive to implement or achieve performance objectives relating to the annual bonus plan or to achieve the performance targets set forth in the Award Agreement), or (viii) any material breach of a material written policy of the Company or Acadia that results in demonstrable damage to the Company or Acadia, as applicable; provided, that no determination of “Cause” may be made with respect to conduct described in prongs (ii), (iii), (v), (vii) or (viii) until Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event; provided, further, that solely with respect to conduct described in prong (viii), the Board has reasonably determined, in good faith, that such Cause event is capable of cure. Notwithstanding the foregoing, for the avoidance of doubt, there shall be no opportunity to cure a repeated violation of prong (iii).

“Change in Control” shall have the meaning set forth in Acadia Healthcare Company, Inc. Incentive Compensation Plan, as may be amended and restated from time to time.

“Disabled” means any physical or mental disability or infirmity that has prevented the performance of Executive’s duties, with or without a reasonable accommodation, for a period of (a) one hundred twenty (120) consecutive days or (b) one hundred eighty (180) non-consecutive days during any twelve (12)-month period. Any question as to the existence, extent or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and reasonably approved by Executive (or Executive’s representative).

“Good Reason” shall mean if Executive resigns Executive’s employment with the Company as a result of one or more of the following actions (in each case taken without Executive’s written consent): (i) a reduction in Executive’s Base Salary or annual cash bonus opportunities; (ii) a material diminution of Executive’s job duties or responsibilities inconsistent with Executive’s position; (iii) any other material breach by the Company or Acadia (or their successors) of this Agreement (excluding any breach based on any diminution in Executive’s duties, responsibilities, titles or positions following a Change in Control in which Acadia ceases to be a standalone public reporting company, so long as such diminution of duties does not also result in a reduction of Executive’s Base Salary or annual cash bonus opportunities); or (iv) a required relocation of Executive’s principal place of employment; provided that, none of the events described in clauses (i) through (iv) above shall constitute Good Reason unless Executive shall have notified the Company and/or Acadia in writing describing the event which constitutes Good Reason within ninety (90) days after the occurrence of such event and then only if the Company and/or Acadia and the Subsidiaries shall have failed to cure such event within thirty (30) days after the Company’s and/or Acadia’s receipt of such written notice and Executive elects to terminate Executive’s employment as a result at the end of such thirty (30) day period.

“Person” shall mean an individual, a partnership, a corporation (whether or not for profit), a limited liability company, an association, a joint stock company, a trust, a joint venture, or other business entity, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Acadia or of which Acadia serves as the managing member or in a similar capacity or of which Acadia holds a majority of the partnership or limited liability company or similar interests or is otherwise entitled to receive a majority of distributions made by it, in each case directly or through one or more Subsidiaries.

10.    Survival. Sections 4 through 27 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11.    Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, sent by facsimile (with hard copy to follow), sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

At the address on the books and records of the Company at the time of such notice.

with copies (which shall not constitute notice) to:

Foley & Lardner LLP

321 N. Clark Street, Suite 3000
Chicago, Illinois 60654

Notices to the Company:

Acadia Healthcare Company, Inc.

6100 Tower Circle, Suite 1000

Franklin, TN 37067 Attention: Board of Directors

Facsimile: (615) 261-9685

with copies (which shall not constitute notice) to:

Acadia Healthcare Company, Inc.

6100 Tower Circle, Suite 1000

Franklin, TN 37067 Attention: General Counsel

Facsimile: (615) 261-9685

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent by facsimile (subject to automatic proof of transmission), one day after being sent by overnight courier or three days after being mailed by first class mail, return receipt requested, as applicable.

12.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.    Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to, the subject matter hereof in any way, including any other employment agreements which Executive previously executed with the Company.

14.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15.    Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic transmission in portable document format (pdf) or comparable electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16.    Successors and Assigns. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder; provided that (i) this Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees (but otherwise will not otherwise be assignable, transferable or delegable by Executive), and (ii) this Agreement will be assignable, transferable or delegable by the Company, without the consent of Executive, to Acadia or any of the Subsidiaries or to any successor (whether direct or indirect, in whatever form of transaction) to all or substantially all of the business or assets of the Company or Acadia or the Subsidiaries (none of which shall constitute a termination of Executive’s employment hereunder).

17.    Choice of Law and Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto, shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. The parties agree that any dispute arising out of or relating to this Agreement, exclusively shall be brought in the state courts located in Williamson County, Tennessee or the United States District Court for the Middle District of Tennessee. Each party hereby waives any objection to the personal or subject matter jurisdiction and venue of such courts.

18.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.    Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

20.    Indemnification and Reimbursement of Payments on Behalf of Executive. Acadia and the Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Acadia or any of the Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Acadia or any of the Subsidiaries or Executive’s ownership interest in Acadia or any of the Subsidiaries (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity), as may be required to be deducted or withheld by any applicable law or regulation.

21.    Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22.    Opportunity. During the Employment Period, Executive shall submit to the Board all material investment or business opportunities of which Executive becomes aware that would customarily be brought to the attention of a board of directors and which are within the scope and investment objectives of Acadia or any of the Subsidiaries.

23.    Executive’s Cooperation. During the Employment Period Executive shall cooperate with Acadia and the Subsidiaries in any internal investigation or administrative, regulatory or judicial investigation or proceeding or any dispute with any third party as reasonably requested by Acadia or the Subsidiaries (including, without limitation, Executive being available to Acadia and the Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at Acadia’s or any of the Subsidiaries’ request to give testimony without requiring service of a subpoena or other legal process, volunteering Acadia and the Subsidiaries all pertinent information and turning over to Acadia and the Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments), all at Acadia’s or the Subsidiaries’ sole cost and expense. Any services requested by the Company under this Section 23 shall be scheduled to not unreasonably interfere with Executive’s employment or personal obligations at the time. It is expressly agreed that the Company’s rights to avail itself of the advice and consultation services of Executive shall at all times be exercised in a reasonable manner, that adequate notice shall be given to Executive in such events, and that non-compliance with any such request by Executive for good reason, including, but not limited to, ill health or prior commitments, shall not constitute a breach or violation of this Agreement.

24.    Delivery by Facsimile or PDF. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

25.    Indemnification and Directors and Officers Insurance.

(a)    During the Employment Period and for a period of six (6) years thereafter, the Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Executive against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Start Date), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company (or Acadia or any Subsidiary). In the event of any such claim, action, suit, proceeding or investigation, (i) the Company shall pay the reasonable fees and expenses of counsel selected by Executive promptly after statements therefor are received, (ii) neither the Company, Acadia nor any Subsidiary shall settle, compromise or consent to the entry of any judgment in any pending or threatened action to which Executive is a party (and in respect of which indemnification could be sought by Executive hereunder), unless such settlement, compromise or consent includes an unconditional release of Executive from all liability arising out of such action, or Executive otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) the Company, Acadia and the applicable Subsidiaries shall cooperate in the defense of any such matter. In the event that any claim for indemnification is asserted or made within the Employment Period or the six (6) year period thereafter, all rights of Executive to indemnification in respect of such claim shall continue until the final disposition of such claim. The rights of Executive under this Section 25(a) shall be in addition to any rights Executive may have under the organizational documents of the Company, Acadia or any Subsidiary, under any law, or under any agreement of Executive with the Company, Acadia or any Subsidiary.

(b)    During the Employment Period and for a period of six (6) years thereafter, the Company, or any successor to the Company, shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same or greater amount as for members of the Board.

26.    Legal Fees and Expenses. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party hereto (the “Claiming Party”) to enforce its rights under this Agreement against any other party hereto (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Defending Party in such Proceeding, will be reimbursed by the Claiming Party, and, if the Claiming Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Claiming Party in such Proceeding, will be reimbursed by the Defending Party; provided that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Claiming Party and the Defending Party on an equitable basis. For purposes of this Section 26, and without limiting the generality of the foregoing, the Defending Party will be deemed to have prevailed in any Proceeding if the Claiming Party commences or threatens such Proceeding and (i) the underlying claim(s) in such Proceeding are subsequently dropped or dismissed, or (ii) the Defending Party defeats any such claim(s).

27.    Acadia Guarantee. Acadia unconditionally guarantees and promises to pay and perform, upon Executive’s demand following a default by the Company, any and all obligations of the Company from time to time owed to Executive under this Agreement, subject to any applicable cure period. Acadia further agrees that if the Company shall fail to fulfill any of its obligations under this Agreement, Acadia will perform the same on demand as a principal obligor, and not as a surety. This is a continuing guarantee of the obligations and may not be revoked and shall not otherwise terminate unless and until the obligations of the Company have been paid and performed in full. Acadia represents and warrants that it will receive a substantial benefit from Company’s employment of Executive, which employment gives rise to the obligations of the Company under this Agreement. Acadia acknowledges that Executive would not execute this Agreement if it did not receive this guarantee.

*        *        *          *        *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE COMPANY: ACADIA MANAGEMENT COMPANY, LLC

By:	/s/ Brian Farley
Name: Brian Farley
Its: Executive Vice President, General Counsel & Secretary

EXECUTIVE:

/s/ Debra K. Osteen
Name: Debra K. Osteen

ACKNOWLEDGED AND AGREED:

ACADIA HEALTHCARE COMPANY, INC.,
solely with respect to Sections 7 and 27

By:	/s/ Brian Farley
Name: Brian Farley
Its: Executive Vice President, General Counsel & Secretary

[Signature Page to Employment Agreement]

EXHIBIT A

Board Service

Envision Health Care

Comprehensive Care Solutions

Vesey Street Capital Advisory Board

EXHIBIT B

Stock Option Award Agreement

[See Attached]

NON-QUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

ACADIA HEALTHCARE COMPANY, INC.

INCENTIVE COMPENSATION PLAN

* * * * *

Participant: Debra K. Osteen

Grant Date: January 20, 2026

Per Share Exercise Price: $11.68

Number of Shares subject to this Option: 1,125,000

* * * * *

THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Acadia Healthcare Company, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Acadia Healthcare Company, Inc. Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Non‑Qualified Stock Option provided for herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.         Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.         Grant of Option. The Company hereby grants to the Participant, as of the Grant Date specified above, a Non‑Qualified Stock Option (this “Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of shares of Common Stock specified above (the “Option Shares”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement. Notwithstanding the foregoing, if an Other Extraordinary Event (as defined in the Plan) occurs, then this Option shall be appropriately adjusted by the Committee in accordance with the Plan, provided that any such adjustment shall occur in a manner that preserves the Option’s exemption from Section 409A of the Code.

3.         Vesting and Exercise.

(a)         Vesting. Subject to the provisions of Sections 3(b), 3(c), 3(d) and 4 hereof, the Option shall vest and become exercisable as follows:

	Vesting Date	Number of Shares

	The first date to occur following the Grant Date that the VWAP (as defined below) of one share of Common Stock is equal to at least $25.00 (such date, the “First Vesting Date”)	250,000
750,000
Option Shares	The first date to occur following the Grant Date that the VWAP of one share of Common Stock is equal to at least $35.00 (such date, the “Second Vesting Date”)	250,000
(“Tranche 1”)
	The first date to occur following the Grant Date that the VWAP of one share of Common Stock is equal to at least $45.00 (such date, the “Third Vesting Date”)	250,000

	The later to occur of (i) the First Vesting Date, and (ii) January 20, 2027	125,000
375,000
Option Shares	The later to occur of (i) the Second Vesting Date, and (ii) January 20, 2027	125,000
(“Tranche 2”)
	The later to occur of (i) the Third Vesting Date, and (ii) January 20, 2027	125,000

For purposes of this Agreement, the “VWAP” of one share of Common Stock is equal to the volume weighted average trading price of a share of Common Stock over a thirty (30) consecutive day period.

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There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date. Upon expiration of the Option, the Option shall be cancelled and no longer exercisable.

(b)         Forfeiture. Notwithstanding the foregoing or anything to the contrary set forth herein or in the Plan, (i) Tranche 1 shall be immediately forfeited if the Participant voluntarily terminates employment with the Company or any of its Affiliates without Good Reason (as defined in the Participant’s Employment Agreement with Acadia Management Company, LLC, dated January ___, 2026 (as it may be amended from time to time, the “Employment Agreement”)) prior to January 20, 2027; (ii) Tranche 2 shall be immediately forfeited if the Participant’s employment with the Company or any of its Affiliates terminates for any reason or no reason prior to January 20, 2027; and (iii) Tranche 1 and Tranche 2 shall be immediately forfeited if (A) the Participant’s employment with the Company or any of its Affiliates is terminated by the Company or its applicable Affiliate for Cause or (B) if the Participant materially violates any restrictive covenant agreement with the Company or any of its Affiliates and fails to cure such violation within fifteen (15) days following the delivery of written notice to the Participant from the Company.

(c)         Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Option at any time and for any reason.

(d)         Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all portions of the Option (whether vested or not vested) shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.

4.         Termination.         Subject to the terms of the Plan and this Agreement, the Option, to the extent not forfeited pursuant to Section 3(b) hereof at the time of the Participant's Termination, shall remain outstanding and eligible to vest until the earlier of (i) the second (2nd) anniversary of the date of the Participant's Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(d) hereof. Any portion of the Option that does not vest or is not exercised before such date shall automatically be forfeited on such date.

5.         Method of Exercise and Payment. Subject to Section 8 hereof, to the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Sections 6.4(c) and 6.4(d) of the Plan (including, specifically, Section 6.4(d)(ii) which is specifically authorized by the Committee with respect to the Option), including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Per Share Exercise Price specified above multiplied by the number of shares of Common Stock underlying the portion of the Option exercised. For the avoidance of doubt, the Participant’s death (whether prior to or following the Participant’s Termination) shall not cause the Option to terminate earlier than the applicable date specified in Section 4 hereof, and following the Participant’s death, the individual(s) to whom the Option is transferred by testamentary disposition or the laws of descent and distribution shall have the right to exercise the Option to the same extent as the Participant in accordance with this Agreement and the Plan.

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6.         Non-Transferability. The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the Option to be Transferred to a Family Member for no value, provided that such Transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such Transfer and the transferee’s acceptance thereof signed by the Participant and the transferee, and provided, further, that the Option may not be subsequently Transferred other than by will or by the laws of descent and distribution or to another Family Member (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7.         Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.         Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Option and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. The Company shall have the right to satisfy any statutorily required withholding obligation with respect to this Option by reducing the amount of cash or shares of Common Stock otherwise deliverable upon exercise of the Option.

9.         Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10.         Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

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11.         No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee; provided such documentation is consistent with the Employment Agreement. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

12.         Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

13.         Compliance with Laws. The issuance of the Option (and the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

14.         Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

15.         Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

16.         Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

18.         Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19.         Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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20.         Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

*         *         *         *         *

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  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

ACADIA HEALTHCARE COMPANY, INC.

By:
Name: Brian Farley
Its: Executive Vice President, General Counsel & Secretary

PARTICIPANT

Name: Debra K. Osteen

[Signature Page to Non-Qualified Stock Option Award Agreement]

EXHIBIT C1

GENERAL RELEASE

I, Debra K. Osteen, in consideration of and subject to the performance by Acadia Management Company, Inc., a Delaware corporation (together with its affiliates, the “Company”), of the Company’s obligations under the Employment Agreement dated as of January 19, 2026 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.

I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 4, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company.

2.

Except as provided in paragraphs 5 and 6 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, including those that arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

1Note to Draft: Subject to updates to the extent necessary for applicable governing law.

3.	The released claims described in paragraph 2 hereof include all such claims, whether known or unknown by me.

4.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

5.

I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6.

I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, other than any such award to which I become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or awards under other whistleblower laws that cannot be waived by law. Additionally, I am not waiving (and nothing set forth herein shall be deemed a release of) (a) any right to any earned and accrued salary, bonus, vacation, benefits, expense reimbursements, or any severance benefits to which I am entitled under the Agreement, (b) any claim for breach of any provision of the Agreement, or any other written agreement between me and Acadia, which has not accrued as of the effective date of this General Release, (c) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, applicable law or otherwise, including, without limitation, Sections 25 and 26 of the Agreement, (d) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds, (e) claims related to my rights under the Consolidated Budget Reconciliation Act of 1985, as amended and/or (f) any obligations of the Company under this General Release, including my rights to enforce this General Release.

7.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

8.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9.

I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

10.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.	I hereby acknowledge that Sections 4 through 27 (other than Section 22) of the Agreement shall survive my execution of this General Release.

12.

I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.

Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(f)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE: